Exhibit 5

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel (312) 782-0600
Main Fax (312) 701-7711
August 22, 2008	www.mayerbrown.com

Abbott Laboratories

100 Abbott Park Road

Abbott Park, Illinois 60064-6400

Re:  Abbott Laboratories 1996 Incentive Stock Program

Ladies and Gentlemen:

We have acted as special counsel to Abbott Laboratories, an Illinois corporation (the “Company”), in connection with the registration under the Securities Act of 1933 of 23,248,652 common shares, without par value, of the Company (the “Shares”) pursuant to the Abbott Laboratories 1996 Incentive Stock Program (the “Program”).  In connection therewith, we have examined or are otherwise familiar with the Company’s Restated Articles of Incorporation, the Company’s By-Laws, as amended to date, the Program, the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to the Shares, relevant resolutions of the Board of Directors of the Company and of the shareholders of the Company relating to the establishment of the Program or the award of benefits under the Program, and such other documents and instruments as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Shares are duly authorized for issuance and when issued in accordance with the provisions of the Program will be legally issued, fully paid and non-assessable shares of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Mayer Brown LLP
Mayer Brown LLP

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